Exhibit 99.1

Contacts:

Investors:  Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissComm Partners, Inc. 415-946-1065, carolyn@weisscomm.net

INTERMUNE ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

— Three Phase III Trials On Track to Hit 2005 Milestones —

— Pirfenidone IPF and HCV Protease Inhibitor Programs Progressed —

— First Quarter Infergen Demand Increased 27% vs. the Fourth Quarter of 2004 —

BRISBANE, Calif., April 28, 2005 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the first quarter ended March 31, 2005.

The Company recorded a net loss for the first quarter of 2005 of $15.0 million, or $0.47 per share, compared to a net loss for the same period last year of $11.7 million, or $0.37 per share.

“InterMune is now focused on executing on our plans to deliver value from one of the latest-stage pipelines in the fields of hepatitis C virus (HCV) and idiopathic pulmonary fibrosis (IPF),” said Dan Welch, InterMune’s President and CEO.  Our three Phase III trials — INSPIRE, DIRECT, and GRACES — are on track to meet their respective 2005 milestones, and we expect a productive year in terms of presentation and publication of important data on our R&D programs.  While we reported some weakness in Actimmune® (interferon gamma-1b) revenue during the first quarter, the continued strong growth of Infergen® (interferon alfacon-1) demand, measured in vials, and the year-over-year increase in Infergen revenue reinforces our belief that this brand has the potential to become an increasingly significant revenue contributor for InterMune.”

For the first quarter of 2005, InterMune recorded total revenue of $36.1 million, compared to $38.1 million for the same quarter in 2004, a decrease of 5%.  Sales of Actimmune for the first quarter of 2005 were $27.7 million, compared to $32.9 million for the same quarter in 2004, a decrease of $5.2 million or 16%.  Sales of Infergen were $7.8 million for the first quarter of 2005 compared to $4.0 million in the same period of 2004, an increase of $3.8 million or 94%.  According to NDC Health’s Pharmaceutical Audit Suite database, first quarter 2005 Infergen demand, measured in vials, increased 70% versus the first quarter of 2004 and 27% versus the fourth quarter of 2004.

Cost of goods sold for the first quarter of 2005 was $9.6 million, approximately 27% of total revenue, compared to $9.7 million, or approximately 25% of total revenue, in the same quarter of 2004.  The increase in cost of goods sold as a percentage of total revenue was primarily due to a shift in the product mix towards a higher proportion of revenue from Infergen, which has a lower profit margin than Actimmune.

First quarter of 2005 amortization of product rights of $1.4 million includes $0.6 million of accelerated amortization for Amphotec® / Amphocil® (amphotericin B cholesteryl sulfate complex for injection), recorded in anticipation of the divestiture of this brand in 2005.

Research and development (R&D) expenses for the first quarter of 2005 were $19.8 million compared to $18.3 million for the same period in 2004, reflecting the increased enrollment in the Company’s clinical trials.

Selling, general and administrative (SG&A) expenses for the first quarter of 2005 were $21.8 million compared to $16.7 million for the same period in 2004.  The increase was primarily due to higher spending on Infergen-related marketing activities.

Net interest income for the first quarter of 2005 was $0.7 million, compared to net interest expense of $1.4 million for the same quarter in 2004.  The shift from net interest expense to net interest income was primarily due to lower interest expense as a result of the repurchase of $150 million of the Company’s 5.75% convertible subordinated notes due in July 2006 and the impact of the lower interest rate on the Company’s new $170 million 0.25% convertible senior notes due in March 2011.  During the first quarter of 2005, the Company recognized a gain on currency exchange of $0.7 million.

As of March 31, 2005, the Company’s cash, cash equivalents and available-for-sale securities totaled $166.4 million.

First Quarter Business Highlights and Second Quarter Events

Hepatology

•                  The Company continued to advance two key trials for patients with HCV who have not responded to pegylated interferon alpha-2 plus ribavirin combination therapy (PEG nonresponders).  The first of these trials is the DIRECT Trial, a 510-patient Phase III study of daily Infergen plus ribavirin, which is expected to complete enrollment in the third quarter of 2005.  The second trial is a Phase IIb study of daily Infergen plus Actimmune, with and without ribavirin.

•                  Two candidates from the Company’s novel HCV protease inhibitor program have been selected to move forward into IND-enabling toxicology studies.

•                  At this year’s Digestive Disease Week (DDW) medical conference taking place May 14th through the 19th in Chicago, at least 12 abstracts concerning InterMune’s HCV programs are expected to be presented.  Of these 12 abstracts, ten were submitted by InterMune.

•                  In connection with DDW, on Monday, May 16 at 9:00 AM CT, the Company will host and webcast an investor meeting to provide an overview of current treatment options for PEG nonresponders, review data presented at DDW, and update the investor community on the Company’s research and development programs in hepatology.

Pulmonology

•                  InterMune continued enrolling patients in the INSPIRE Trial, a 600-patient Phase III study evaluating the survival benefit of Actimmune in patients with mild to moderate IPF.  The Company anticipates completing enrollment of this trial by the end of 2005, as planned.

•                  A publication in the January 2005 issue of CHEST, the journal of the American College of Chest Physicians, provided data that supports the rationale and study design for the INSPIRE Trial and references data on the sensitivity of the survival endpoint to the treatment affect of Actimmune therapy in patients with IPF.

•                  Following a successful meeting with the FDA in late 2004, InterMune announced on March 29th that it is now in discussions with regulatory authorities regarding a Phase III development program for pirfenidone for the treatment of IPF.  Initiation of this Phase III program is expected to take place in the first half of 2006.

•                  At this year’s International Conference of the American Thoracic Society, May 20th through the 25th in San Diego, researchers are expected to present several abstracts related to Actimmune, including three that address the safety, efficacy, and/or potential mechanism of action of Actimmune in patients with IPF and one that discusses a clinical diagnostic index that may predict mortality in IPF patients.

2005 Financial Guidance

InterMune confirms its financial guidance for 2005, projecting 2005 total revenue to be in the range of $140-160 million.  Cost of goods sold is expected to be in the range of 26-28% of sales, depending on product mix.  R&D expense for 2005 is expected to be in the range of $90-100 million and SG&A expense in the range of $85-95 million.

Conference Call and Webcast Details

The Company’s management will host a conference call today at 4:30 p.m. ET to discuss first quarter 2005 financial results.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 5383828.  The webcast will remain available on the Company’s website until the next earnings call.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology. The Company has a broad and deep late-stage product portfolio addressing HCV, particularly PEG nonresponders, and IPF. Leading the hepatology portfolio is the DIRECT trial, a Phase III study of daily Infergen plus ribavirin, and a Phase IIb trial of daily Infergen plus Actimmune with or without ribavirin. The pulmonology portfolio includes pirfenidone and Actimmune. Pirfenidone is being developed for the treatment of IPF. Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF.

For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Form 10-K filed with the SEC on March 16, 2005 and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-K report and InterMune’s other periodic reports filed with the SEC.

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InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005 and 2004
	2005	2004
Revenues
Actimmune	$27,705	$32,921
Infergen	7,751	3,998
Amphotec and other	642	1,209
Total revenues	36,098	38,128

Costs and expenses:
Cost of goods sold	9,580	9,688
Amortization of product rights	1,376	777
Research and development	19,754	18,267
Selling, general and administrative	21,829	16,686
Total costs and expenses	52,539	45,418

Loss from operations	(16,441)	(7,290)

Interest income	1,034	845
Interest expense	(308)	(2,258)
Other expense	670	(3,008)
Net loss	$(15,045)	$(11,711)

Basic and diluted net loss per share	$(0.47)	$(0.37)

Shares used in calculating basic and diluted net loss per share	32,048	31,814

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31,	December 31,
	2005	2004
Cash, cash equivalents and available-for-sale securities	$166,440	$183,024
Other assets	88,619	82,987
Total assets	$255,059	$266,011

Total liabilities	$67,304	$63,220
Convertible subordinated notes	170,000	170,000
Stockholders’ equity	17,755	32,791
Total liabilities and stockholders’ equity	$255,059	$266,011